Exhibit 3.939

AZ CORP COMMISSION
OF THE STATE OF AZ
FILED
0862495-0
1999 JAN- 6 P1:51
APPR []ILLEGIBLE]
DATE APPR []ILLEGIBLE]
TERM
DATE
ARTICLES OF INCORPORATION
OF
SUMMIT WASTE SYSTEMS, INC.
(An Arizona Business Corporation)
The undersigned, having attained the age of 18 or more does hereby organize a corporation under the laws of the State of Arizona and does adopt the following Articles of Incorporation
1.	Name. The name of this Corporation is Summit Waste Systems, Inc.

2.	Purpose. The purpose for which this Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of Arizona, as they may be amended from time to time.

3.	Initial Business. The Corporation initially intends to conduct the business of Commercial Refuse Collection and Disposal Services.

4.	Authorized Capital. The Corporation shall have the authority to issue 1,000,000 shares of Common Stock.

5.	Known Place of Business. (In Arizona) The street address of the known place of business of the Corporation is:
7150 East Camelback Road Suite 275
Scottsdale, Arizona 85251
6.	Statutory Agent. (In Arizona) The name and address of the statutory agent of the Corporation is:
Mark V. Heier
7150 East Camelback Road Suite 275
Scottsdale, Arizona 85251

7.
Board of Directors. The initial board of directors shall consist of one (1) director. The name and address of the person who is to serve as the director until the first annual meeting of the shareholders or until his successor is elected and qualifies is:

Mark V. Heier
7150 East Camelback Road Suite 275
Scottsdale, Arizona 85251
The number of persons to serve on the board of directors thereafter shall be fixed by the Bylaws.

8.	Incorporator. The name and address of the sole incorporator is:
Mark V. Heier
7150 East Camelback Road Suite 275
Scottsdale, Arizona 85251
All powers, duties and responsibilities of the incorporator shall cease at the time of delivery of these Articles of Incorporation to the Arizona Corporate Commission,

9.	Indemnification of Officers, Directors, Employees and Agents. The Corporation shall indemnify any person who incurs expenses or liabilities by reason of the fact he or she is or was an officer, director, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise. This indemnification shall be mandatory in all circumstances in which indemnification is permitted by law.

10.	Limitation of Liability. To the fullest extent permitted by the Arizona Revised Statutes, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director. No repeal, amendment or modification of this article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director of the Corporation occurring prior to such repeal, amendment or modification.

EXECUTED this 4th day of January, 1999 by the sole incorporator.

/s/ Mark V. Heier
Mark V. Heier
Telephone 602-874-0099
Facsimile 602-874-2711